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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF GRAYCARY APPEARS HERE]



June 15, 2001

Rellian Investments Limited
c/o Beacon Capital Management
Harbour House, 2/nd/ Floor
Waterfront Drive
Road Town, Tortola
British Virgin Islands
Attn: David Sims

     We have acted as legal counsel to ValiCert, Inc., a Delaware corporation (the "Company"), in connection with the Common Stock Purchase Agreement by and between Rellian Investments Limited (the "Purchaser") and the Company, dated June 15, 2001 (the "Purchase Agreement"), which provides for the issuance and sale by the Company of up to $50,000,000 of the Company's common stock (the "Common Stock") and warrants to purchase Common Stock of the Company (the "Warrants"). The capitalized terms used in this opinion, unless specifically defined herein, have the meanings assigned them in the Purchase Agreement.

     As to factual matters, we have relied solely upon, and assumed the accuracy, completeness, and genuineness of, a certificate of officers of the Company (the "Certificate"), certificates of public officials and oral and written representations made to us by officers of the Company. We have made no independent investigation of any of the facts stated in any such certificate or representation; however, nothing has come to our attention which would lead us to believe that such facts are inaccurate.

     In particular, with respect to our opinion in Paragraph 4 hereof that the Common Stock issued pursuant to the Purchase Agreement (the "Shares") and the Common Stock issued pursuant to the Warrants (the "Warrant Shares") will be duly and validly issued, fully paid and nonassessable, we have assumed that such shares will be evidenced by appropriate certificates, duly executed and delivered.

     With respect to our opinion in Paragraph 1 that the Company is qualified to do business and is in good standing in all jurisdictions where the ownership or leasing of property requires such qualification, we have relied solely upon written representations made to us by officers of the Company as to the jurisdictions in which the Company owns or leases property, and upon certificates of public officials as to the Company's qualification and good standing.

     With respect to our opinion in Paragraph 3 as to applicable law, rules or regulations, our opinion with respect thereto is limited to such California and federal laws, rules and regulations as in our experience are normally applicable to transactions of the sort contemplated by the Purchase Agreement.
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     With respect to our opinion in Paragraph 3 regarding Material Agreements of the Company, we have relied solely upon (i) our review of the Material
Agreements referenced in the Purchase Agreement and (ii) our review of the Company's minute book.

     With respect to our opinion in Paragraph 6 regarding judgments, decrees and orders, we have relied solely upon a representation made to us in the Certificate to the effect that except as may otherwise be set forth in the Purchase Agreement or in the Registration Statement (as defined below), there are no judgments, decrees or orders binding upon the Company.

     With respect to our opinion in Paragraph 2 regarding the authorization of the Company's stockholders and in Paragraph 7 regarding the listing agreement between the Company and the Nasdaq National Market, we have relied solely upon the assumption that the Shares and the Warrant Shares to be issued pursuant to the terms of the Agreements (as defined below) will not exceed 19.9% of the outstanding shares of the Company as of the date of the Purchase Agreement.

     With respect to our opinions in Paragraph 6 regarding the options and in Paragraph 8 regarding the number of shares of common stock of the Company issued and outstanding, we have relied solely upon a representation made to us by the Company's transfer agent.

     Where we render an opinion "to our knowledge" or concerning an item "known to us" or our opinion otherwise refers to our knowledge, it is intended to indicate that during the course of our representation of the Company, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys in this firm who have rendered or are rendering substantive legal services to the Company in the transactions contemplated by the Purchase Agreement. However, except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of such statement and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

     In addition, we have assumed that the representations and warranties as to factual matters made by the Company and the Purchaser in Sections 2.1 and 2.2, respectively, of the Purchase Agreement are true and correct. We have also assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the due execution and delivery of the Purchase Agreement, the Registration Rights Agreement dated June 15, 2001, by and between the Company and the Purchaser and the Escrow Agreement dated June 15, 2001, by and between the Company and the Purchaser (collectively, the "Agreements") and all other documents submitted to us as copies, the due execution and delivery of the Agreements and all other documents referenced therein by any party other than the Company when due execution and delivery are a prerequisite to the effectiveness thereof, that Purchaser has received all of the documents that Purchaser was required to receive under the Purchase Agreement, and that the Purchase Agreement and all other documents referenced therein are binding obligations to the Purchaser.

     We are admitted to practice law only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporate laws of the State of Delaware ("Delaware Law") and the federal law of the United States. As to matters of Delaware

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Law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations, that are usually applicable to a transaction of the type contemplated by the Purchase Agreement.

     We express no opinion with respect to (i) the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar federal, state or international laws generally affecting the rights of creditors; (ii) the effect of general principles of equity, including, but not limited to, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of equitable remedies, including specific performance or injunctive relief (regardless of whether such remedy is considered in a proceeding in equity or at law); (iii) the effect of California Civil Code Section 1698 and similar statutes and federal laws and judicial decisions providing that oral modifications to a contract or waivers of contractual provisions may be enforceable, if the modification was performed, notwithstanding any express provision in the agreement that the agreement may only be modified or an obligation thereunder waived in writing, or creating an implied agreement from trade practices or course of conduct; (iv) the effect of statutory law and judicial decisions which limit enforcement of an exculpatory or indemnity provision, or realization upon any security provided therefor, including, without limitation, limitations on the enforcement of provisions which encompass indemnification, contribution or exculpation with respect to (a) the negligence or willful misconduct of the party seeking relief or of a person for whom said party is legally responsible, (b) violations of law, or (c) matters found to be contrary to statute or public policy; or (v) the compliance or noncompliance with the anti-fraud provisions of state and federal laws, rules and regulations concerning the issuance of securities.

     Subject to the foregoing, it is our opinion that as of the date hereof:

          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business and to own, lease and operate its properties and assets as described in the Company's registration statement on Form S-1, dated July 27, 2000 (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") pursuant to the Company's initial public offering. The Company is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties owned or leased or the nature if its businesses makes such qualification necessary, except that the Company is not currently in good standing with the California Franchise Tax Board. Specifically, the Company's status with the California Franchise Tax Board currently is "FTB Revoked."

          2. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Agreements and to issue the Shares. The execution and delivery of the Agreements by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its board of directors or stockholders is required. Each of the Agreements has been duly executed and delivered by the Company and each of the Agreements constitutes valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

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     3.     The execution, delivery and performance of the Agreements by the
Company and the consummation by the Company of the transactions contemplated thereby, including, without limitation, the issuance of the Shares, the Warrants and the Warrant Shares, do not and will not (i) result in a material violation of the Company's certificate of incorporation, as amended (the "Restated Certificate") or bylaws (the "Bylaws"); (ii) to our knowledge, conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Agreement, indenture, instrument or any "lock-up" or similar provision of any underwriting or similar agreement to which the Company is a party; or (iii) result in a violation of any federal or state law, rule or regulation applicable to the Company or by which any property or asset of the Company is bound or affected. To our knowledge, the Company is not in violation of any terms of its Restated Certificate or Bylaws.

     4. When issued and paid for, the Shares and Warrant Shares will be duly and validly issued, fully paid and nonassessable, and free of any liens, encumbrances and preemptive or similar rights contained in the Restated Certificate or Bylaws or, to our knowledge, in any Material Agreement.

     5. To our knowledge, except as disclosed in the Registration Statement, there are no claims, actions, suits, proceedings or investigations that are pending against the Company or its properties, or against any officer or director of the Company in his or her capacity as such, nor has the Company received any written threat of any such claims, actions, suits, proceedings, or investigations.

     6. To our knowledge, there are no outstanding options, warrants, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any right to subscribe for or acquire any shares of Common Stock or contracts, commitments, understanding, or arrangements by which the Company is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock, except as described in the Registration Statement or the Agreements and with respect to the options, except as disclosed in the Registration Statement , the Agreements, and in the Company's Form 10-Q as filed with the SEC for the quarter ended March 31, 2001. To our knowledge, the Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

     7. The issuance of the Shares and the Warrant Shares will not violate the applicable listing agreement between the Company and the Nasdaq National Market.

     8. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $0.001 par value per share as of the date of this opinion, of which 22,806,225 shares are issued and outstanding as of April 30, 2001.

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     The foregoing opinion is intended solely for Purchaser's benefit and is not to be made available to or be relied upon by any other person, firm, or entity without our express prior written consent.

                                            Very truly yours,


                                            /s/ Gray Cary Ware & Freidenrich LLP
                                            GRAY CARY WARE & FREIDENRICH LLP

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